EXHIBIT 8.1


                                (212) 450-4606


                                                      October 6, 1994


Aetna Life and Casualty Company
Aetna Capital L.L.C.
151 Farmington Avenue
Hartford, Connecticut 06156

               Re: Shelf Registration - Aetna Capital L.L.C.
                   ("Aetna Capital") Preferred Securities
                   ------------------------------------------
Dear Sirs:

               We have acted as counsel for Aetna Life and Casualty Company ("AL&C") and Aetna Capital in connection with the registration of Aetna Capital Preferred Securities (the "Preferred Securities"). In connection therewith, we have prepared the discussion set forth under the caption "Taxation" (the "Discussion") in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-3 filed by AL&C and Aetna Capital with the Securities and Exchange Commission on October 6, 1994.

               In rendering our opinion, we have relied upon, among other things, (i) certain representations and covenants of AL&C and Aetna Capital and (ii) the opinion of Richards, Layton & Finger, P.A. Assuming the proceeds of the offering of the Preferred Securities are loaned to AL&C as described in the Prospectus under the caption "Use of Proceeds", we hereby confirm our opinion as set forth in the Discussion, which is a summary of the material United States federal income tax consequences to the holders of the Preferred Securities of the purchase, ownership and disposition of the Preferred Securities and related debentures.

               We hereby consent to the use of our name under the caption "Taxation" in the Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ Davis Polk & Wardwell